Exhibit 21

SUB-ADMINISTRATION AGREEMENT

AGREEMENT made as of April         , 2005 by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a mutual life insurance company organized under the laws of Massachusetts (“MassMutual”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, MML Series Investment Fund II (the “Trust”), a Massachusetts business trust, was organized as a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, MassMutual has entered into separate investment management agreements with the Trust on behalf of each of the Portfolios, pursuant to which MassMutual performs all administrative functions related to each Fund; and such agreements grant MassMutual the right to sub-contract its administrative duties and responsibilities under those agreements;

WHEREAS, MassMutual desires to retain the Bank to render certain administrative services to the Trust and the Bank is willing to render such services; and

WHEREAS, the Trust’s Board of Trustees has approved this delegation of duties and responsibilities to the Bank.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1. Appointment. MassMutual hereby appoints the Bank to act as sub-administrator of the Trust (“Sub-Administrator”) on behalf of the Portfolios listed on Appendix A hereto (as such Appendix A may be amended from time to time) on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Delivery of Documents. MassMutual has furnished the Bank with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Trust’s Board of Trustees authorizing the appointment of the Bank to provide certain administrative services to the Trust and approving this Agreement;

(b) The Trust’s Amended and Restated Agreement and Declaration of Trust dated February 28, 2005 as filed with The Commonwealth of Massachusetts on March 4, 2005 and any amendments thereto (the “Declaration of Trust”);

(c) The Trust’s bylaws and all amendments thereto (the “Bylaws”);

(d) MassMutual’s and the Trust’s agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements;

(e) The Trust’s most recent Registration Statement on Form N-lA (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

(f) The Trust’s most recent prospectus and statement of additional information; and

(g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

MassMutual will promptly furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, MassMutual will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

3. Duties of Sub-Administrator. Subject to the supervision and direction of MassMutual and the Board of Trustees of the Trust, the Bank, as Sub-Administrator, will assist in conducting various aspects of the Trust’s administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties.

In performing all services under this Agreement, the Bank shall act in conformity with the Trust’s Declaration of Trust and Bylaws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Trust’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Trust’s assets or choice of investments and cannot be held liable for any problem relating to such investments.

4. Duties of MassMutual.

(a) MassMutual is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports (“Daily Sales Reports”) which will enable the Bank as Sub-Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions (“Exempt Transactions”) which are to be excluded from the Daily Sales Reports.

(b) MassMutual agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank’s duties hereunder, and MassMutual further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

5.	Fees and Expenses.

(a) For the services to be rendered and the facilities to be furnished by the Bank, as provided for in this Agreement, MassMutual will compensate the Bank as separately agreed in writing by the parties. Any such fees shall not include out-of-pocket disbursements (as may be delineated in such writing or other expenses with the prior approval of MassMutual’s management) of the Bank for which the Bank shall be entitled to bill MassMutual separately and for which MassMutual shall reimburse the Bank.

(b) The Bank shall not be required to pay any expenses incurred by MassMutual or the Trust.

6.	Limitation of Liability.

(a) The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by MassMutual or the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. MassMutual and the Trust will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of MassMutual, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Trust in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

(b) The Bank may apply to MassMutual at any time for instructions and may, with prior MassMutual approval, consult counsel for MassMutual, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of MassMutual or the Trust until receipt of written notice thereof has been received by the Bank from MassMutual.

(c) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to MassMutual or the Trust for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

7.	Termination.

(a) The term of this Agreement shall continue through January 1, 2007 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”) unless ninety (90) days’ written notice of non-renewal is delivered by the non-renewing party to the other party via electronic mail or otherwise prior to the expiration of the Initial Term or anytime thereafter, as the case may be.

(i) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any time thereafter in the event the other party breaches any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within forty-five (45) days of receipt of such notice.

(ii) If a majority of the Board of Trustees reasonably determines that the performance of the Bank under this Agreement does not meet industry standards, written notice of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within forty-five (45) days thereafter, cure identified deficiencies to the reasonable satisfaction of the Board of Trustees, the Trust, with the authorization of the Board, may terminate this Agreement.

(b) At any time after the termination of this Agreement, MassMutual may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Sub-Administrator.

8.	Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to MassMutual, the Trust or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To MassMutual:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Thomas Kinzler, Vice President and Associate General Counsel

To the Trust:

MML Series Investment Fund II

1295 State Street

Springfield, MA 01111

Attention: President of the Trust

With a copy to: Clerk of the Trust

To the Bank:

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: Stephen C. Peacock, Client Manager

With a copy to: John E. Henry, General Counsel

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

9. Confidentiality. Both parties hereto agree than any non-public information obtained hereunder from or concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

10. Use of Name. MassMutual shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

11. Insurance Coverage. The Bank shall use the same care with respect to the safekeeping of Portfolio Securities and cash of the Trust held by it as it uses in respect of its own similar property but it need not maintain any special insurance for the benefit of the Trust. The Bank shall at all times maintain insurance coverages adequate for the nature of its operations, including directors and officers, errors and omissions, and fidelity bond insurance coverages. The Bank shall provide the Trust copies of its insurance policies, upon request. The bank shall notify the Trust if there are any material changes to its insurance policies.

12. Business Continuity and Disaster Recovery Plans. Notwithstanding anything in this Agreement to the contrary, the Bank shall have in place comprehensive business continuity and disaster recovery procedures and systems.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

INVESTORS BANK & TRUST COMPANY

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED BY MML SERIES INVESTMENT FUND II

By:
Name:
Title:

Appendices

Appendix A	Portfolios

Appendix B	Summary of Administrative Functions

Appendix A

Portfolios

MML Blend Fund

MML Enhanced Index Core Equity Fund

MML Equity Fund

MML Inflation-Protected Bond Fund

MML Managed Bond Fund

MML Money Market Fund

MML Small Cap Equity Fund

MML Small Company Opportunities Fund

	Investors Bank & Trust Summary of Administration Functions The MML Series II Funds		Appendix B

Function	Investors Bank & Trust	MassMutual	Suggested Fund Auditor or Counsel
MANAGEMENT REPORTING & TREASURY ADMINISTRATION

Monitor portfolio compliance in accordance with the current Prospectus and SAI.	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI. Follow-up on potential violations.	Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations. Monitor testing results and approve resolution of compliance issues.	A/C - Provide consultation as needed on compliance issues.

Frequency: Daily

Provide compliance summary package.	Provide a report of compliance testing results.	Review report.	A/C - Provide consultation as needed.

Frequency: Monthly

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Perform asset diversification testing to establish qualification as a RIC under IRC Section 851(b)(3).	Perform asset diversification tests at each tax quarter end. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A – In conjuction with MassMutual Corporate Tax (Dean Hindman), provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.

Frequency: Quarterly

Perform qualifying income testing to establish qualification as a RIC under IRC section 851(b)(2).	Perform qualifying income testing (on book basis income, unless material differences are anticipated) on quarterly basis and as may otherwise be necessary. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A - In conjuction with MassMutual Corporate Tax (Dean Hindman), consult as needed on tax accounting positions to be taken. Review in conjunction with year-end audit.

Frequency: Quarterly

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting of new accrual rates.	Provide asset level projections. Approve expense budget.

Frequency: Annually

Monitor the Fund’s expense budget. Review the Fund’s multi-class expense differentials.	Monitor actual expenses updating budgets/ expense accruals. Review expense differentials among classes to ensure consistency with Rule 18f-3 or the Fund’s exemptive application and the Fund’s private letter ruling or published ruling.	Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions.	C/A - Provide consultation as requested.

Frequency: Quarterly

Receive and coordinate payment of fund and escrow expenses.	Propose allocations of invoice among Funds and obtain authorized approval to process payment.	Approve invoices and allocations of payments. Send invoices to IBT in a timely manner.

Frequency: As often as necessary

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Review the Fund’s multi-class dividend calculation procedures. Calculate periodic dividend rates to be declared in accordance with management guidelines.	Calculate dividends in accordance with methodology for each class to ensure consistency with Rule 18f-3 or the Fund’s exemptive application and the Fund’s private letter ruling or published ruling. Calculate amounts available for distribution. Coordinate review by management and auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.	Establish and maintain dividend and distribution policies. Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	C/A - Review and approve dividend calculation methodology for each class of shares. Provide consultation as requested. A - Review and concur with proposed distributions.

Frequency: Semi-annually; Spillback/yearend

Calculate total return information on Funds as defined in the current Prospectus and SAI.	Provide total return calculations. Provide month, three month, one year, five year, year-to-date and inception (various) performance calculations on a monthly basis. Also, include five year and since inception average annual calculations.	Review performance information prepared by IBT. Prepare additional performance calculations utilizing historical SAI performance.

Frequency: Monthly

Prepare responses to major industry questionnaires. Lipper, ICI, Morningstar	Prepare, coordinate as necessary, and submit responses to the appropriate agency.	Identify the services to which the Funds report. Provide information as requested.

Frequency: As often as necessary

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Prepare disinterested director/trustee Form 1099-Misc.	Summarize amounts paid to directors/trustees during the calendar year. Prepare and mail Form 1099-Misc.	Provide social security numbers and current mailing address for trustees. Review and approve information provided for Form 1099-Misc.

Frequency: Annually

FINANCIAL REPORTING

Prepare financial information for presentation to Fund Management and Board of Trustees.	Prepare selected portfolio and financial information for inclusion in board material.	Review financial information.

Frequency: Quarterly

Coordinate the annual audit and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the fund auditors.	Draft and manage production cycle. Assist in resolution of accounting issues. Draft financial statements and coordinate auditor and management review, and clear comments. Coordinate production of Management Discussion and Analysis. Review and coordinate filing with the SEC via EDGAR	Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial statements. Prepare appropriate management letter. Review and approve entire report. Mail reports to shareholders. Make appropriate representations in conjunction with audit.	A - Perform audit and issue opinion on annual financial statements. A/C - Review reports.

Frequency: Semi-annually

LEGAL

Prepare and file Form N-SAR.	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via EDGAR.	Provide appropriate responses. Review and authorize filing.	C - Review initial filing. A - Provide annual audit internal control letter to accompany the annual filing.

Frequency: Semi-annually

Prepare amendments to Registration Statement.	Provide information as requested.	Coordinate the preparation and filing of post-effective amendments. Coordinate with outside printers the EDGAR conversion, filing with the SEC. Provide updates on board actions taken that would impact the registration structure. Coordinate printing of prospectus with Donnelley. Review and approve. Mail to shareholders.	A - Provide consents as appropriate.

Frequency: Annual update (includes updating financial highlights, expense tables, ratios) plus one additional filing per fiscal year

Prepare Prospectus/SAI supplements.	Provide information as requested.	Coordinate the preparation of Prospectus and SAI supplements. File with the SEC via EDGAR. Review and approve. Coordinate printing of supplements.

Frequency: As often as required

LEGAL(CONT.)

Coordinate the preparation and filing of Form 24f-2 Notice.	Accumulate capital stock information and draft Form 24f-2 Notice. Coordinate filing of approved Form with SEC via EDGAR.	Review and approve filing.

Frequency: Annually

Proxy Material/Shareholder Meetings	Provide consultation as needed.	Prepare drafts of proxy material for review, file materials with SEC and coordinate printing. Assist proxy solicitation firm and prepare scripts. Review and approve proxy.

Frequency: Once per fiscal year

Respond to SEC audits.	Provide consultation as needed.	Coordinate with regulatory auditors to provide requested documentation and resolutions to inquiries.

Frequency: As needed

BLUE SKY

Maintain effective Blue Sky notification filings for states in which Fund Management intends to solicit sales of fund shares.	N/A	N/A	N/A

Frequency: On-going

BLUE SKY (CONT.)

File amendments to registration statement with the applicable state securities commissions in coordination with SEC filing.	N/A	N/A

Frequency: Annual updates (includes registration statement, prospectus, SAI) plus one additional filing per fiscal year

Respond to regulatory audits.	N/A	N/A

Frequency: As needed

TAX

Prepare income tax provisions.	Calculate investment company taxable income, net tax exempt interest, net capital gain and spillback dividend requirements. Identify book-tax accounting differences. Track required information relating to accounting differences.	Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Approve provisions.	A – In conjuction with MassMutual Corporate Tax (Dean Hindman), provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Perform review in conjunction with the year-end audit.

Frequency: Annually

Calculate excise tax distributions

Calculate required distributions to avoid imposition of excise tax.

•      Calculate capital gain net income and foreign currency gain/loss through October 31.

•      Calculate ordinary income and distributions through a specified cut off date.

•      Project ordinary income from cut off date to December 31.

•      Ascertain dividend shares.

Identify book-tax accounting differences. Track required information relating to accounting differences. Coordinate review by management and fund auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.

	Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	A –In conjunction with MassMutual Corporate Tax (Dean Hindman), provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review and concur with proposed distributions per share.

Frequency: Annually

TAX (CONT.)

Prepare tax returns	Prepare excise and RIC tax returns.	Review and sign tax return.	A - Review and sign tax return as preparer.

Frequency: Annually

Prepare Form 1099	Obtain yearly distribution information. Calculate 1099 reclasses and coordinate with transfer agent.	Review and approve information provided for Form 1099.

Frequency: Annually

Prepare other year-end tax-related disclosures	Obtain yearly income distribution information. Calculate disclosures (i.e., dividend received deductions, foreign tax credits, tax-exempt income, income by jurisdiction) and coordinate with transfer agent.	Review and approve information provided.

Frequency: Annually

Review and Approval

The attached Summary of Administration Functions dated                     , 2005 has been reviewed and generally represents the services currently being provided.

Signature of Managing Director, Andrew Nesvet	Date

Signature of Authorized Client Representative	Date